Exhibit 10.12

Natalie Massenet

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######	PRIVATE & CONFIDENTIAL
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15 August 2018

Dear Natalie,

RE: CONSULTANCY AGREEMENT

We are writing to confirm the terms of our agreement concerning the provision of your consultancy services to Farfetch UK Limited (Company).

1.	Term

You shall provide your services to the Company on the terms of this agreement from 1 August 2018 until terminated by either party giving to the other not less than three months’ prior written notice, or as otherwise provided in this letter.

2.	Duties

2.1.

You shall provide the Services (as defined below) with all due care, skill and ability and use your reasonable endeavours to promote the interests of the Company and its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time (Group Company). The Services are:

a)	discussing and inputting on overall strategy in general and also specifically on brand strategy ;

b)	discussing and inputting on innovation initiatives ;

c)	being a brand ambassador at specific events ;

d)	liaising, together with the CEO and CCO, with brands for specific Farfetch initiatives

(Services).

2.2.

With our prior written approval and subject to the following proviso, you may appoint a suitably qualified substitute to perform the Services on your behalf, provided that the substitute shall be required to enter into direct undertakings and covenants with and provide indemnities to the Company, including with regard to confidentiality. If we accept the substitute we will continue to pay you your fee as provided in clause 3.1 below and you shall be responsible for the remuneration of (and any expenses incurred by) the substitute. For the avoidance of doubt, you will continue to be subject to all duties and obligations under this agreement for the duration of the appointment of the substitute.

2.3.

You have no authority (and shall not hold yourself out as having authority) to bind the Company, unless we have specifically permitted this in writing in advance. You shall comply with all reasonable standards of safety and comply with our health and safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe work conditions or practices.

3.	Fees and expenses

3.1.

You shall be paid at a rate of US$120,000 per annum in respect of the Services. You will submit an invoice for US$10,000 to the Company on a monthly basis in arrears. The Company will pay such invoices within 30 days of receipt. Should you wish to be paid in GBP you may inform the Company of that on your invoice and it will convert the relevant payment into GBP at the rate applicable on the date of payment. That rate shall be Barclays’ spot rate for the purchase of GBP with USD at the time of deemed conversion.

3.2.

The Company shall reimburse all expenses up to £1,000 incurred during any one day as necessary for the proper performance of the Services within 30 days of receipt of your invoice and all relevant receipts.

3.3.	We are entitled to deduct from any sums payable to you any undisputed sums that you may owe the Company or any Group Company at any time.

4.	Other activities

4.1.

The Company acknowledges that you have business interests other than those of the Company. You may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company or any Group Company or cause a breach of any of your obligations under this agreement.

4.2.

Should the parties agree that you are to perform projects, jobs or services outside the Services, the terms and fee shall be agreed in the form of the Statement of Works attached as the Schedule to this agreement.

5.	Confidential information and Company property

5.1.

You shall not use for your own purposes or disclose to any person (other than in the proper performance of the Services) either during or at any time after your engagement by the Company any Confidential Information about the business or affairs of the Company, Group Company or any of its or their business contacts, which may come to your knowledge in the course of providing the Services. For the purposes of this Agreement, Confidential Information means any information or matter which is not in the public domain and which relates to the affairs or finances of the Company, any Group Company or any of its or their business contacts, partners, customers, employees and shareholders.

5.2.	You must as soon as reasonably practicable inform us if you become aware of the possession or use of any Confidential Information by any person not authorised to possess or use it.

5.3.	The restriction in clause 5.1 does not apply to:

a)	any use or disclosure authorised in advance in writing by the Company or as required by law; or

b)	any information which is already in, or comes into, the public domain otherwise than through your unauthorised disclosure;

c)	any information that is trivial or which was already known to you prior to it being made available by the Company.

5.4.	All IT systems, hardware and software provided by the Company for your use (including mobile phones if provided by the Company) remain the property of the Company.

6.	Data protection

6.1.	For the purposes of this clause 6, the following phrases shall have the following meanings:

a.

“Data Protection Legislation” means all applicable laws from time to time in force in England and Wales on data protection, including but not limited to the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) 2003, the General Data Protection Regulations (EU) 2016/679 and (once in force) the Data Protection Act 2018, as amended or updated from time to time;

b.

“Personal Data” means data relating to any living individual who can be identified from that data, or who can be identified from that data and any other data which is likely to come into the possession of the Company.

6.2.	You acknowledge that for purposes of the Data Protection Legislation, the Company is a data controller.

6.3.	The Company will ensure that it has all necessary and appropriate consents and notices to enable you to process Personal Data for the duration and purposes of this Agreement.

6.4.

The Company will hold and process, both electronically and manually, Personal Data relating to you in accordance with the Data Protection Legislation and the Company’s data protection policies for legal, administrative and management purposes, for insurance purposes and in order to comply with legal requirements and obligations to third parties. This includes without limitation Personal Data including but not limited to your bank details, details in respect of payments and tax charges and deductions, terms and conditions of this and any previous contracts with the Company, contact details and emergency contact details. The Company will continue to process personal data relating to you after termination of this agreement in accordance with the Company’s privacy policies, privacy notices and in accordance with the Company’s document retention policy from time to time in force.

6.5.

The Company may share your data internally, including with members of the finance or HR team, the head of business area in which you work and IT staff if access to the data is necessary for performance of their roles, or such other relevant colleagues when this is in the interests of the Company.

6.6.

The Company shall be entitled to make such information available to its advisors including insurers, insurance brokers, accountants, auditors, lawyers, benefit providers, other brokers, caterers, and other third parties who provide products and/or services to the Company, as well as to regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Company or any part of its business.

6.7.	The Company may appoint a third party as a third-party processor of Personal Data under this Agreement.

6.8.

The Company may transfer such information to the Company’s business contacts outside the European Economic Area in order to further its business interests provided the following requirements are fulfilled:

a.	appropriate safeguards have been provided in relation to the transfer; and

b.	the Company complies with its obligations under the Data Protection Legislation by providing an adequate level of protection to any Personal Data that is transferred.

6.9.

Any press statements, marketing or publicity relating to your appointment and role with the Company and use of your name, signature, likeness, image, voice, biography, achievements, endorsement or other personal identifiers by (or on behalf of) the Company will be subject to your prior express approval in writing and the Company will not publish, disclose or use the same or any personal data or private information relating to you or your personal circumstances, other than to the extent expressly permitted hereunder and SAVE THAT the prohibitions in this clause 6.9 shall not include staff accurately mentioning your involvement with the Company and its Group Companies or staff accurately responding to requests about your involvement with the Company or its Group Companies.

7.	Intellectual property

7.1.	For the purposes of this clause 7 the following expressions shall have the following respective meanings:

“Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered) including all existing and future patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in Confidential Information

(including know-how and trade secrets) and any other intellectual property rights and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world; and

“Works” means all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, methodologies, confidential information, improvements or innovations and all materials embodying them (in whatever form, including but not limited to hard copy and electronic form) in the course of your provision of the Services either alone or with any other person that relate to the Business and/or the expansion thereof.

“Business” means: the business of aggregating multi-brand retailers stock via Farfetch.com and/or other domain(s) operated by the Company and/or any Group Companies for that purpose; operating bricks-and-mortar stores; and/or software and technology development, research and services (including without limitation, the Farfetch white-labelling service known as “Black & White Solutions” and the Farfetch Augmented Retail and “Store of the Future” initiatives) for the luxury market and/or any other business conducted by the Company and/or any of its Group Companies during the provision by you of the Services.

7.2.

All Intellectual Property Rights shall belong to the Company. To the extent that any Intellectual Property Rights do not vest in the Company on their coming into existence, you hereby assign to the Company all existing and future Intellectual Property Rights arising from the Services for the Company and such Intellectual Property Rights shall be the Company’s absolute property worldwide. You agree promptly (at Company’s expense) to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 7.

7.3.

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in the Works including the right transferred by section 77 to be identified as the author of the Works and the right conferred by section 80 not to have any Works subject to derogatory treatment and you agree not to support, maintain or permit any claim for infringement of moral rights in such Works.

7.4.

You acknowledge that no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of the performance of your obligations under this clause 7.

7.5.

Nothing in this Agreement shall prevent you from using the residual knowledge, skills or experience acquired by you as a result of your engagement hereunder. Other than to the extent expressly agreed in this Clause 7 no other right, title or interest in any Intellectual Property Rights shall be transferred from you to the Company as a result of you entering into this Agreement and performing the Services.

8.	Termination

8.1

Notwithstanding clause 1, the Company may at any time terminate your engagement with immediate effect with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) if:

a)

you are in material breach of any of your obligations under this agreement which, in the case of a breach capable of remedy, is not remedied by you within 14 days of receipt by you of a notice from the Company specifying the breach and requiring it to be remedied;

b)	without good reason, you refuse or neglect to comply with any reasonable and lawful directions of the Company;

c)	other than as a result of illness or accident, after notice in writing, you fail to remedy any default in providing the Services having been given a reasonable opportunity to improve;

d)	you commit any act of gross misconduct;

e)

you are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or are disqualified from acting as a director of a company or restricted from involvement in the management of any business;

f)	you are negligent and incompetent in the performance of the Services;

g)

you are guilty of any fraud or dishonesty or act in any manner which brings or is likely to bring the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

h)	you commit any offence under the Bribery Act 2010 or fail to comply with any obligations provided under the Modern Slavery Act 2015.

8.2	Notwithstanding clause 1, you may at any time terminate your engagement with immediate effect with no liability to the Company if:

a)

the Company is in material breach of any of its obligations under this agreement which, in the case of a breach capable of remedy, is not remedied by it within 14 days of receipt by you of a notice from you specifying the breach and requiring it to be remedied; or

b)	the Company or any Group Company acts in any manner which brings or is likely to bring you into disrepute.

8.3

The rights of the parties under this clause 8 are without prejudice to any other rights that either party might have at law to terminate the engagement or to accept any breach of this agreement by the other party as having brought the agreement to an end. Any delay by either party in exercising their rights to terminate shall not constitute a waiver thereof.

9.	Obligations upon termination

9.1

Any Company property and Confidential Information in your possession and any original or copy documents obtained by you in the course of providing the Services shall be returned to the Company as soon as reasonably practicable on request and in any event upon the termination of this agreement. You also undertake to irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory storage device and all matter derived from such sources which is in your possession or under your control outside the premises of the Company.

9.2	Following termination of this Agreement, the Company will use reasonable endeavours to effect a prompt redirection of personal email and post to you at your last known address.

9.3	Clauses in this agreement which expressly or impliedly have effect after termination or expiration of this agreement include, without limitation, clauses 5, 6, 7, 10, 11 and 12.

10.	Restrictive covenants

10.1.

You undertake to the Company (for itself and as trustee for each member of the Group) that, except as otherwise agreed in writing with the Company, you will not, directly or indirectly, during, or for a period of 6 months from the termination of this Agreement, accept a directorship, or a similar function as agent, manager, consultant, partner, investor or employee, in relation to any business or company (including a service company or other group company of a company) concerned in the ownership and/or operation of a multi-brand business engaged in the sale of online fashion with an average order value equal or above USD$200.

10.2.

You agree that you consider the undertaking in paragraph 10.1 above is reasonable and entered into for the purpose of protecting the goodwill of the businesses of, and the legitimate commercial interests of the Group.

10.3.	The undertaking in paragraph 10.1 above shall be enforceable by the Company for itself (and as trustee for each member of the Group).

10.4.

While you and the Company consider the restriction in paragraph 10.1 to be fair and reasonable in the circumstances, it is agreed that if it is judged to be void or ineffective for any reason, but it would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make them valid and effective.

11.	Status

11.1.	You will be an independent contractor and nothing in this agreement shall render you an employee, worker, agent or partner of the Company and you shall not hold yourself out as such.

11.2.

This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly you shall be fully responsible for and indemnify the Company or any Group Company against any liability, assessment or claim for:

a)

income tax, National Insurance and social security contributions (and related interest, penalties, costs, gross-up and expenses) whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law; and

b)

any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any substitute appointed by you against the Company and/or any Group Company arising out of or in connection with the provision of the Services.

The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

12.	Notices

12.1.

Any notice given under this agreement shall be in writing and shall be served by delivering it personally, or sending it by email. Notices to the Company must be addressed to José Neves. Any such notice shall be deemed to have been received:

a.	if delivered personally or by courier, at the time of delivery; and

b.	in the case of email, at the time of transmission or, if that is outside of business hours, 9am on the next business day after transmission.

13.	Entire agreement

13.1.	Each party on behalf of itself acknowledges and agrees with the other party that:

a.

this agreement together with any documents referred to in it constitutes the entire agreement and understanding between you and the Company and any Group Company relating to the subject matter hereof and supersedes any previous arrangement, understanding or agreement between us relating to the engagement (which shall be deemed to have been terminated by mutual consent) with no claims outstanding from either party; and

b.	in entering into this agreement neither of us has relied on any pre-contractual statement; and

c.

the only remedy available to you for breach of this agreement shall be for breach of contract under the terms of this agreement and each of us shall have no right of action against any other party in respect of any pre-contractual statement. Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

14.	Variation and third party rights

14.1.	This agreement may only be varied by a document signed by both you and the Company.

14.2.

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you, the Company and, to the extent permitted by law, any Group Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

15.	Counterparts

15.1.

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

16.	Governing Law and Jurisdiction

16.1.

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

16.2.

We irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

Please acknowledge receipt of this letter and acceptance of its terms by signing, dating and returning the enclosed copy.

Yours sincerely,

Executed as a Deed by Farfetch UK Limited acting by: Elliot Jordan	) ) )	sign here: /s/ Elliot Jordan
print name: Elliot Jordan

sign here: /s/ James Maynard
Witness print name: James Maynard

Date: 15/08/2018

I hereby acknowledge receipt and accept the contents of this letter.

Executed as a Deed by Natalie Massenet in the presence of:	) ) )	sign here: /s/ Natalie Massenet
print name: Natalie Massenet

Witness signature:		Witness sign here: /s/ Erik Torensson

Witness name:		print name: Erik Torensson

Witness address:		insert address here:

#### #### ######, ### ######

Witness occupation:		insert occupation here: Creative Director

Date:

SCHEDULE

Statement of Works

Client (eg relevant group company) name

Instructing Services provider name

Instructing individual at client

Project name

Start date

End date

Description of services

The fee payable

Milestones and payment instalments/ Intervals

General	In the event that the consultancy agreement between Farfetch UK Limited and Natalie Massenet dated August 2018 terminates for whatever reason no payment or part payment as yet unpaid under this Statement of Works shall be payable to the service provider.